UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Solicitation of Consents Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Solicitation of Consents Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☐	Definitive Proxy Solicitation of Consents Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SHEARSON FINANCIAL NETWORK, INC.
(Name of Registrant As Specified In Its Charter)

 (Name of Person(s) Filing Consent solicitation statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

SHEARSON FINANCIAL NETWORK, INC.
2470 St. Rose Parkway, Suite 134
Henderson, Nevada 89074

PROXY SOLICITATION OF CONSENTS
TO THE STOCKHOLDERS OF SHEARSON FINANCIAL NETWORK, INC.:

The Board of Directors of Shearson Financial Network, Inc. (the "Company") requests your consent in writing, without a meeting, to the following proposals:

1.           To consider and approve an amendment to the Company's Articles of Incorporation to decrease the number of shares of common stock authorized to be issued; and

2.           To consider and approve an amendment to the Company's Articles of Incorporation to effect a reverse stock split of all of the outstanding shares of common stock of the Company at a ratio to be determined by the Board of Directors up to a maximum ratio of one-for-200, to be effective at any time prior to 12 months after the date of stockholder approval, in the discretion of the Board of Directors.

No meeting of stockholders will be held in connection with this Consent Solicitation because this Consent Solicitation is in lieu of a special meeting of stockholders.  The attached Consent Solicitation Statement is provided to you pursuant to Rule 14a-3 under the Securities Exchange Act of 1934.  Please read the Consent Solicitation Statement thoroughly.  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH OF THE PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO EACH PROPOSAL.

Only holders of record of common stock of the Company as of the close of business on July 23, 2007 (the "Record Date") are entitled to receive the accompanying Consent Solicitation Statement and Consent and to consent to each of the proposals.  Each stockholder is urged to sign, date, and mail the accompanying Consent as promptly as possible in the enclosed self-addressed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Michael A. Barron
Michael A. Barron
Chief Executive Officer

July 23, 2007
Las Vegas, Nevada

YOUR CONSENT IS IMPORTANT TO US.  It is important that all of your shares are represented.  To ensure that your consent is counted, please complete, sign and date the enclosed consent as promptly as possible and mail it in the enclosed envelope.  You may revoke in writing any consent that you give at any time before the consent is used by the Company.  If you have any questions, please contact Michael A. Barron, CEO, at 702-868-7922.

THIS CONSENT SOLICITATION STATEMENT IS BEING PROVIDED TO YOU BY THE MANAGEMENT OF THE COMPANY

SHEARSON FINANCIAL NETWORK, INC.
2470 St. Rose Parkway, Suite 134
Henderson, Nevada 89074

PROXY STATEMENT
SOLICITATION OF CONSENTS

The Board of Directors of Shearson Financial Network, Inc. (the "Company") hereby requests consent from the holders of the Company's common stock.  This Consent Solicitation Statement and the accompanying form of Consent are first being mailed on or about _______________to holders of record of common stock as of the close of business on July 23, 2007 (the "Record Date").

Requests for information regarding this Consent Solicitation Statement may be directed to the attention of Joseph Cosio-Barron, Vice President and General Counsel, at (702) 868-7907 or delivered in writing to the Company at its principal executive office located at 2470 St. Rose Parkway, Suite 314, Henderson, Nevada 89074.

As part of this Consent Solicitation Statement, the Board of Directors of the Company asks the holders of record to (1) consider and approve an amendment to the Company's Articles of Incorporation to decrease the number of shares of common stock authorized to be issued from 1,000,000,000 shares to 300,000,000 shares ("Proposal 1") and; (2) consider and approve an amendment to the Company's Articles of Incorporation to effect a reverse stock split of all of the outstanding shares of common stock of the Company at a ratio to be determined by the Board of Directors up to a maximum ratio of one-for-200.  To be approved, Proposals 1 and 2 require the consent of persons holding not less than a majority of the issued and outstanding common stock on the Record Date.

SOLICITATION, VOTING AND REVOCABILITY OF CONSENTS

As of the Record Date, the Company had 905,444,136 shares of common stock issued and outstanding.  Only holders of record of common stock as of the close of business on the Record Date are entitled to consent to each of the proposals.  Each share of common stock is entitled to one vote.  The shares of common stock for which properly executed Consents in the accompanying form are received will, if no contrary instruction is received, be deemed submitted FOR each of the proposals.

Each consent must have a dated signature of each stockholder who signs the consent.  An undated consent cannot be counted.  In additional, none of the Consents will be effective to approve any of the proposals unless Consents from holders of record on the Record Date owning the minimum number of shares required to approve such proposal have been received within the 60-day period following the first dated Consent which is received with respect to such proposal (the “Consent Solicitation Period”).

Any Consent given pursuant to this solicitation is considered revocable by the person giving it at any time before it is used by the Company.  If, prior to the earlier of the date on which the Company has received Consents from persons holding the minimum number of shares of common stock required to approve any of the proposals or the end of the Consent Solicitation Period, the Company receives a written notice of revocation of a Consent or receives a duly executed Consent bearing a later date, any earlier dated consent will be revoked.

The Company will bear the cost of the solicitation of Consents by the Board of Directors. The Company may use the services of its executive officers and directors to solicit consents from stockholders in person and by mail, telephone and facsimile.  Arrangements may also be made with brokers, fiduciaries, custodians and nominees to send Consents, Consent Solicitation Statements and other material to the beneficial owners of the Company's common stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

Proposal 1:

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO DECREASE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 1,000,000,000 SHARES TO 300,000,000 SHARES

Under our Articles of Incorporation, as amended, there are 1,000,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock authorized for issuance.  The Board of Directors has unanimously authorized and approved an amendment to our Articles of Incorporation to decrease the number of our shares of Common Stock authorized for issuance from 1,000,000,000 shares to 300,000,000 shares.  Subject to shareholder approval, Article 4 of our Articles of Incorporation would be amended to read as follows and would be filed with the Nevada Secretary of State:

Article 4.  Authorized Shares:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 300,000,000 shares of Common Stock having a $0.001 par value, and 15,000,000 shares of Preferred Stock having a $0.001 par value.  The Common and/or Preferred Stock of the Company may be issued from time to without prior approval by shareholders.  The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.  The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

As of the Record Date, a total of 905,444,136 shares of the Company’s currently authorized 1,000,000,000 shares of Common Stock are issued and outstanding.  The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock.

If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law.  Holders of our common stock as such have no statutory preemptive rights with respect to issuances of common stock.

Approval to amend the Articles of Incorporation to decrease the number of shares of common stock authorized for issuance requires, under the Nevada Corporations Law (“NCL”) the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company.  The Company has no class of voting stock outstanding other than the common stock.

Section 78.320 of the NCL provides generally that, unless the Company's Articles of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents, setting forth in writing the action so taken, is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a meeting of stockholders.  Under the applicable provisions of the NCL, the proposed amendment is authorized when written consents from holders of record of a majority of the outstanding shares of voting stock on the Record Date are signed and delivered to the Company.  Withholding of consents, abstentions, and broker non-votes all have the effect of a vote against the proposed charter amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1

Proposal 2:

APPROVAL OF AMENDMENT OT ARTICLES OF INCORPORATION TO AFFECT A REVERSE STOCK SPLIT

The Company also proposes to authorize the Company's Board of Directors to affect a reverse split of all outstanding shares of the Company's common stock by an amendment to the Company's Articles of Incorporation.  The amendment would affect a reverse stock split in a ratio to be determined by the Board of Directors but not in excess of a ratio of one-for-200.  The Board of Directors would have the sole discretion to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to amend the Company's Articles of Incorporation to affect a reverse stock split, at any time prior to twelve months from the date of stockholder approval.  If the reverse stock split authorized by the stockholders is not implemented within twelve months after the date of stockholder approval, the amendment will be deemed abandoned, without any further effect.  In that case the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse split to be advisable at that time.  The Board of Directors believes that approval of a proposal granting this discretion to the board, rather than approval of an immediate reverse stock split, provides the board with maximum flexibility to react to current market conditions and to therefore act in the best interests of the Company and its stockholders.

If the Board of Directors elects to implement the reverse stock split, each issued and outstanding share of common stock would automatically be changed into a fraction of a share of common stock in accordance with the ratio determined by the Board of Directors.  The par value of the common stock would remain unchanged at $0.001 per share, and the number of authorized shares of common stock would remain unchanged.  The reverse stock split would become effective upon filing the amendment to the Company's Articles of Incorporation with the Nevada Secretary of State.

Reasons for the Reverse Stock Split

The Board of Directors believes that the current per-share price of the common stock has limited the effective marketability of the common stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios.  Further, analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced or penny stocks.  Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks.  Some of these policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive.  The brokerage commission on a sale of lower priced stock also may represent a higher percentage of the sale price than the brokerage commission on a higher priced issue.  Any reduction in brokerage commissions resulting from a reverse stock split may be offset, however, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by the reverse stock split.

In addition, the Company's common stock is listed for trading on the OTC Bulletin Board under the symbol "SNFF".  On the Record Date the reported closing price of the common stock on the OTC Bulletin Board was $.0014 per share.  The Board of Directors desires to have the Company's common stock eventually listed with Nasdaq if possible.  The Company currently does not qualify for admission to either the Nasdaq National Market or the Nasdaq SmallCap Market.  To qualify in part for listing, the market price of the Company's common stock must increase substantially.  The Board of Directors hopes that the reverse stock split will result in fewer shares at a higher price.  Even after the reverse split, the Company anticipates that its per share price of its common stock may be below the $4.00 level required for admission to the Nasdaq SmallCap Market ($1.00 for continued listing) or the $5.00 level required for the Nasdaq National Market.  Currently, the Company also falls below additional Nasdaq SmallCap Market listing requirements, including the requirement to have either $5,000,000 in stockholders' equity, $50,000,000 in market value of listed securities, or $750,000 in net income for two of the last three fiscal years.

In evaluating the reverse stock split, the Company's Board of Directors took into consideration negative factors associated with reverse stock splits.  These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have affected reverse stock splits has subsequently declined back to pre-reverse stock split levels.  The Board of Directors, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of common stock outstanding, and to increase the trading price of the Company's common stock.  However, the effect of any reverse stock split upon the market price of the Company's common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied.  The Company cannot assure you that the trading price of the Company's common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Company's common stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of the Company's common stock, or that the trading price would reach any of the thresholds required by the Nasdaq markets.  The trading price of the Company's common stock may change due to a variety of other factors, including the Company's operating results, other factors related to the Company's business, and general market conditions.

Effects on Ownership by Individual Stockholders

If the Company implements the reverse stock split, the number of shares of common stock held by each stockholder would be reduced by dividing the number of shares held immediately before the reverse stock split by the larger number in the ratio determined by the Board of Directors (for example, if the Board approved a ratio of one-for-five, the number of shares held by each stockholder would be divided by five), and then rounding up to the nearest whole share.  The reverse stock split would affect the Company's common stock uniformly and would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

Effect on Options, Warrants and Other Securities

All outstanding shares of options, warrants, notes, debentures and other securities entitling their holders to purchase shares of the Company's common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities.  In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio approved by the Board of Directors.  Also, the number of shares reserved for issuance under the Company's existing stock option plans would be reduced proportionally based on such ratio.

Other Effects on Outstanding Shares

If a reverse stock split were implemented, the rights of the outstanding shares of common stock would remain the same after the reverse stock split.

The reverse stock split may result in some stockholders owning "odd-lots" of less than 100 shares of common stock.  Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

The common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act.  The proposed reverse stock split would not affect the registration of the common stock under the Securities Exchange Act.

Authorized Shares of Common Stock

The reverse stock split, if implemented, would not change the number of authorized shares of the Company's common stock as designated by the Company's Articles of Incorporation, as amended.  Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance of the Company's common stock would increase.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If the Company's stockholders approve the proposed amendment to the Company's Articles of Incorporation to affect the reverse stock split, the Board of Directors may elect whether or not to declare a reverse stock split at any time prior to 12 months after the date of stockholder approval.  The reverse stock split would be implemented by filing the appropriate amendment to the Company's Articles of Incorporation with the Nevada Secretary of State, and the reverse stock split would become effective on the date of the filing.

As of the effective date of the reverse stock split, each certificate representing shares of the Company's common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split.  All options, warrants, convertible debt instruments and other securities would also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective date, stockholders and holders of securities convertible into the Company's common stock would be notified of the effectiveness of the reverse split.  Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates.  Instead, the holder of the certificate will be contacted.

No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.  Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share.  Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

The Company will not issue fractional shares in connection with any reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded up to the nearest whole share.

Accounting Consequences

The par value of the Company's common stock would remain unchanged at $0.001 per share after the reverse stock split.  Also, the capital account of the Company would remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete.  It does not discuss any state, local, foreign or minimum income or other tax consequences.  Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively.  This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment).  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split.  The aggregate tax basis of the shares received in the reverse stock split would be the same as the stockholder's aggregate tax basis in the shares exchanged.  The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

The Company's beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.  The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

Vote Required; Manner of Approval; Appraisal Rights

Approval to amend the Articles of Incorporation to affect a reverse stock split requires, under the NCL, the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company.  The Company has no class of voting stock outstanding other than the common stock.

Section 78.320 of the NCL provides generally that, unless the Company's Articles of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents, setting forth in writing the action so taken, is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a meeting of stockholders.  Under the applicable provisions of the NCL, the proposed amendment is authorized when written consents from holders of record of a majority of the outstanding shares of voting stock on the Record Date are signed and delivered to the Company.  Withholding of consent, abstentions, and broker non-votes all have the effect of a vote against the proposed charter amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of July 23, 2007 by (a) each of the Company's directors and executive officers, (b) all of the Company's directors and executive officers as a group and (c) each person known by the Company to be the beneficial owner of more than five percent of its outstanding common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Owned	Percent of Common Stock Owned
Gregg Shanberg	104,000,000	11.5%
Keith A. Fink	76,050,000	8.4%
La Jolla Cove Investments	60,000,000	6.6%
Mariners Capital Inc.	48,000,000	5.3%
Michael A. Barron	30,301,846	3.3%
Joseph Cosio-Barron	38,000,000	4.2%
Theresa Carlise	17,000,000	1.9%
Lee W. Shorey	17,134,000	1.9%

IF YOU HAVE ANY QUESTIONS REGARDING THIS CONSENT SOLICIATION STATEMENT AND/OR ANY OF THE PROPOSALS, PLEASE CONTACT:  Michael A. Barron, Chief Executive Officer, Shearson Financial Network, Inc., 2470 St. Rose Parkway, Suite 314, Henderson,  Nevada  89074, (702) 868-7922.

SHEARSON FINANCIAL NETWORK, INC.
2470 St. Rose Parkway, Suite 134
Henderson, Nevada 89074

CONSENT

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SHEARSON FINANCIAL NETWORK, INC.

The undersigned stockholder of Shearson Financial Network, Inc. (the “Company”) as of_________________, hereby consents, pursuant to Section 78.320 of the Nevada Corporation Law, with respect to all shares of common stock, par value $.001 per share, of the Company held by the undersigned, to the following action without a meeting, without prior notice and without a vote.

Proposal (1):    To approve an amendment to the Company Articles of Incorporation to decrease the number of shares of Common Stock authorized to be issued from 1,000,000,000 shares to 300,000,000 shares.

CONSENT ☐	CONSENT WITHHELD ☐	ABSTAIN ☐

Proposal (2):    To approve an amendment to the Company’s Articles of Incorporation to effect a reverse split of the Company’s outstanding common stock in a ratio to be determined by the Board of Directors but not in excess of a ratio of one-for-200, to be effective at any time prior to 12 months after the date of stockholder approval, in the discretion of the Board of Directors.

CONSENT ☐	CONSENT WITHHELD ☐	ABSTAIN ☐

If no space is marked above with respect to Proposal 1 or 2, the undersigned will deem to consent such proposal.

PLEASE SIGN, DATE AND RETURN THIS CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE.  JOINT OWNERS SHOULD EACH SIGN PERSONALLY.  IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INCLUDE YOUR FULL TITLE.  CORPORATE CONSENTS MUST BE SIGNED BY AN AUTHORIZED OFFICER.

Date:		, 2007
(Date is Mandatory for all Consents)

(Printed Name of Stockholder)

(Signature of Stockholder)

(Signature of Stockholder, if held jointly)